JDA Software Group Inc. Second Quarter 2006 Earnings Results July 6, 2006
Operator: Good afternoon. My name is Aecia, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the JDA conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, please press star, then the number one on the telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.
     It is now my pleasure to turn the floor over to your host, Mr. Hamish Brewer, CEO. Sir, you may begin your conference.
Hamish Brewer: Thanks, Aecia. Good morning, and welcome to this special call to review the completion of the Manugistics acquisition and the JDA second quarter earnings results. With me on the call today is Kris Magnuson, our Executive Vice President and CFO.
     On the call today I’m going to review the second quarter results and discuss our approach to projecting the results for JDA for the full year. Then, Kris is going to review the details of the acquisition transaction and the expected synergies, and finally I’ll review the forward-looking projection for the combined organization for 2006. After this, we’ll open up the call for questions.
     But first of all, I’d like to ask Kris to read the Safe Harbor statement. Kris.
Kris Magnuson: Hello, everyone. Our actual results may differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause our actual results to materially differ from those in the forward-looking statements may be found in our Form 10-K for the year ended December 31, 2005, and other SEC filings.
     This presentation also includes non-GAAP measures which JDA uses internally in budgeting and performance monitoring activities to gauge our business performance. We believe these measures provide useful information to investors in evaluating JDA’s ongoing business results. We’ve prepared a reconciliation of each of these measures to the most directly comparable GAAP measures in our press release, which will be posted on our website at www.jda.com.

Hamish Brewer: Thanks, Kris. So first of all I’d like to start by discussing the second quarter. At the outset of 2006, we gave an annual projection of between 5% and 10% growth in software revenues, which calculated to a range of between 61.4 and $64.4 million total software for JDA for 2006. In the first quarter we delivered a poor performance of just $7.1 million, but at that time we still expected to be able to catch up for the year based on the size and number of deals we were working for this year. Although we had expected the first quarter to be light, it was lower than expected due to a number of deals that had slipped out of that quarter, and although we’ve been able to close some of those deals in the second quarter, we’ve continued to experience delayed decisions, and that’s resulted in just a modest increase in overall software revenues to just $10.4 million in the second quarter.
     I remain confident that we have a substantial pipeline of real opportunities and that our competitive win rate remains high. However, it’s clear that we have hit a significant period or a significant level of uncertainty in the marketplace and that we cannot expect to close the gap to meet our annual goals by the end of 2006.
     Sales results for the second quarter show that the market with the greatest deficit is the USA. EMEA came in close to our projections at around $3.2 million of software, and although Asia-Pacific did not meet our expectations for the quarter, that region did deliver in excess of $2 million of software, marking a significant improvement in overall performance from recent quarters.
     So looking at our business in the US in more detail, we can see a few trends. Deals continue to be deferred and delayed at what I would say is historically unprecedented rates, but at the same time we’re also seeing a large number of expensive RFPs being issued into the marketplace, perhaps indicating a potential shift towards some more strategic decision making processes underway within our target market.
     Given the situation, we’ve decided to substantially reduce our projected software license revenue for the JDA business absent the impact of Manugistics for the balance of this year. Our goal in making this substantial reduction is to set expectations at a level where we will be much more confident in being able to meet or beat those expectations going forward.
     In summary then, our overall results for the second quarter delivered approximately $50.9 to $51.8 million of total revenues, including approximately 10.4 million of software. We expect to generate between $0.01 and $0.03 per share GAAP earnings or between $0.07 and $0.09 per share of adjusted earnings.

     Now, I’d like to discuss the completion of the Manugistics acquisition, but first I’ll ask Kris to summarize the transaction details.
Kris Magnuson: At the end of the second quarter, June 30, 2006, JDA had roughly $131 million on its balance sheet and Manugistics had $149 million on its balance sheet. We supplemented these funds with $175 million of senior term loans that was priced at LIBOR at plus 225 basis points and is due seven years from yesterday. We have locked our LIBOR in at 5.35% using an interest rate hedge that we did sometime back in April. So our all-in rate including the financing fee, our LIBOR plus the spread, will be roughly 8.1% on the debt moving forward, and it will be our intent to de-lever the company as quickly as possible using the excess cash flow from operations.
     We also raised $50 million of preferred stock equity from Thoma Cressey. This is convertible to roughly 3.6 million shares at a price of $13.88 and is contingently redeemable at the option of the holder in seven and a quarter years from yesterday. We used the total proceeds of $505 million to acquire all of the outstanding shares of Manugistics for roughly $213 million. There were some change of control payments, nearly $5 million. We successfully tendered nearly all of the convertible debentures outstanding from Manugistics, which have a maturity date of November 2007. Those will be paid off this morning. The small residual will be brought in through change of control option. It’s our intent to renegotiate the other capitalized leases on Manugistics’ balance sheet and get rid of those, which will cost us another $2.6 million, and we’re estimating right now that we’ll have total transaction and integration costs of somewhere between$34 and $37 million. That will leave JDA, after all of these payments, with a consolidated cash balance in excess of $70 million, and we have plenty of working capital moving forward in order to operate.
     We still remain confident in our ability to immediately deliver synergies in the total amount of $25 to $30 million. The largest piece of that will come from headcount reductions, which will be completed by the end of this week. You’ll see in the press release that we’re starting out with 1,826 employees in the combined organization worldwide, and by the end of this week, we’ll have that down to 1,740 employees. So we believe in these types of things it’s the best thing to do is move as swiftly as possible and have the new combined organization immediately begin to operate on an assimilated basis. We’ll also — so that will generate roughly $13 million worth of savings, because a lot of the positions eliminated were the higher-paying executive jobs and administrative jobs.
     We also intend to combine many of the Manugistics and JDA offices. There were many cities where we had offices less than two miles apart so it’s a very easy fit to combine the two offices. Probably the largest savings will come from our preliminary intent to close our two offices in the UK and relocate our employees, the JDA employees — sorry, they’re all JDA employees — the former JDA employees into the Manugistics’ location in Bracknell where they have plenty of excess space and it’s in a high tech area of the London area.
     So we are estimating that we’ll garner somewhere between $4.5 and $5.5 million worth of savings in occupancy. The headcount and occupancy are the largest components of the savings, and we’ll be able to capture the occupancy savings within the first 90 days following the acquisition, and then the rest of the stuff is your normal legal, accounting, insurance from being, you know, two medium-size public companies. Those savings will come in immediately as well. We only need one audit firm, one law firm, one group of Sarbanes-Oxley auditors, etc., and we’ll also achieve significant cost savings in our D&O policy.
     The other area there will be significant savings which has less of an impact on cash flow but it does impact GAAP income, and that’s because we’ll revalue their fixed assets as of the date of acquisition to their current sale value, and we’ll experience significant reductions in depreciation going forward as a result of that.
     Manugistics had slowly but surely, as they’ve been transferring many of their development activities to India, they were discontinuing their practice or winding down their practice of capitalizing R&D. JDA believes that most of our software is technologically feasible at the same time that it is GA’d, so we do not intend on capitalizing R&D costs going forward, so the $25 to $30 million of synergies that we’ve been quoting to all of you is net of the opposite impact from discontinuing that practice. We will experience savings, though, from the fact that we’ll no longer be amortizing the historical pool of development costs that they had capitalized throughout the years, and that will be replaced by an overall revaluation of all their intangibles as of the date of the acquisition based upon a third party appraisal, which is already underway and we expect to have complete in time for our first 10-Q filing for the quarter ended September 30, 2006.
     And so that’s kind of the acquisition sources and uses and cost synergies in a nutshell, and with that, I’ll turn it back over to Hamish.
Hamish Brewer: Thanks, Kris. And I’d like to just finish up by reviewing our revised projections for the combined company and to talk a little bit about the metrics of the company going forward. The profile of JDA has changed as a result of this combination of JDA with Manugistics. As we look forward to the second half of 2006, even just within these first six months subsequent to the close of the transaction, when you look at the impact of combining JDA’s and Manugistics’ results, you can already see some new fundamentals. Partly as a result of our significant reduction in software expectations from JDA , we expect to generate just 23% of our total revenues from software. So the impact of fluctuations in our software revenue line has now been substantially reduced. By contrast, we expect to generate over 45% of our total revenues from maintenance, our highest margin revenue line. We also expect to generate around 31% of our total revenues from services, reducing the contribution of this revenue line slightly over the 2005 results for JDA standalone.
     The consequence of these changes is that the profile of the JDA business has changed. The most volatile component of our revenue, namely software, while still an important indicator of new business growth, is no longer a primary determinant of profitability. Conversely, maintenance has become by far the largest source of revenue and is the most stable revenue stream that we have and generates by far the highest operating margin. Given the shift in our business, we look forward to not only having more stable earnings quarter to quarter, but also significantly improved earnings as a percent of total revenues.
     In 2006, by combining a full year of JDA with just a half year of Manugistics, we project total EBITDA of between $44 and $53 million and adjusted EPS of between $0.72 and $0.88, despite having substantially lowered the software projections for JDA standalone. Clearly, given the leverage in our model, any upside on that software number will provide substantial further earnings growth.
     This profile has redefined the financial shape of JDA and positions us well to generate the earnings and cash flow necessary to support our ongoing integration and expansion plans, while rapidly paying down the debt that we’ve incurred to acquire Manugistics.
     And so with that I’d like to close the formal presentation section of the call and open up the line for any questions that you may have.
Operator: At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
     Your first question comes from Philip Alling from Bear Stearns.
Philip Alling: Thanks very much. The first question really was I just was wanting to get a bit more color, if we could, as far as the license shortfall that you’ve had in the first and second quarters this year. Hamish, you know, you did make some comments on that, but perhaps you could give us a bit more color there in terms of particular products for which the demand environment has been weaker than you had expected and really, and given the projections that you now have going forward, what assumptions are you making there really about improvements in any product line or geography?

Hamish Brewer: You know, in terms of product lines, I don’t think, you know, I’m just going off my overall sort of assessment of the pipeline. I haven’t got the detailed numbers in front of me right now but I don’t think it’s any particular product line that we’ve seen any significant weakness in. Certainly from a geographic perspective, we’ve been impacted the most significantly in the USA, and it’s not even just the America’s because Latin America seems to be performing well, Canada is performing in accordance with projections. EMEA, as I said, is pretty much on track with the projections we had, and Asia-Pacific, even though they didn’t quite get to the expectations we had for the quarter, was a lot better than what we’ve seen historically so we think the situation out there is improving pretty substantially. But in the US we’re just continuing to see a large number of deals right across our product line. You know, it’s not any one particular product line where we are struggling to get our customers to commit to actually close the deals that we’re working. We’ve got a substantial pipeline. I mean, our pipeline coverage ratio, if you like, in terms of the total dollar value of the deals we’re working compared to the amount of licensed revenue that we’re projecting going forward for the balance of the year is overall at a pretty high level I’d say, maybe even at a historic high, but certainly at a high level.
     So it’s not that we have a lack of opportunities that we’re working right now, and as I mentioned, in parallel with that, we are working a significantly increased number of some fairly sizeable RFPs that have been issued out there in the marketplace, so maybe there’s a bit of a lull going on here while there’s sort of strategic decision-making going on. We’ve seen a rise of the number of situations where SI’s are getting involved with companies and really looking at fundamental IT infrastructure, IT strategies and so forth, and that might be causing a bit of a delay on decision making. But the real issue that I face right now is I don’t know when this deadlock on our pipeline is going to really break loose and so, you know, is this going to break loose in the third quarter, the fourth quarter, or maybe — or could we continue to see these deferrals right through to the end of the year? And so that’s why we’ve started to take this move and take a more conservative approach to the total software license revenue for the year.
Philip Alling: Anything sort of happening with the competitive dynamics, says, with SAP or Oracle in North America that could contribute to sort of lower software license performance in that region for this year?
Hamish Brewer: You know, I mean, we had — we did have I think in total three losses between the two of those in the US during the course of the last quarter. So, you know, is that statistically abnormal or higher than what we’ve had historically or the kind of numbers we talked about historically? No, it’s not. None of those were particularly large deals so it’s not like it was a huge dollar amount attached to any one of those. So you know, I can’t say that I see any real competitive issue there that suddenly changed our position in the market place.
Philip Alling: At this point, say for the projections that you’ve made for the next two quarters this year, could you share with us some sort of the methodology that you’re using for forecasting the revenue contributions, in particular in the license area from what had been Manugistics, and also sort of what is the split on license and total revenue in terms of the contributions for the next two quarters from what had been Manugistics and standalone JDA.
Hamish Brewer: You know, in terms of the approach that we’re taking of trying to figure out the software projection going into the balance of the year, you know I think as far as Manugistics is concerned obviously we’ve been working with their sales management to try and put together a reasonably conservative projection of software license revenues for Manugistics in the balance of the year. As a percentage split, and I don’t know Kris if you’ve got some idea of what that looks like, give me some numbers there, but I would say that just looking at it, it looks like it’s about a third from Manugistics and about two thirds from JDA, something like that.
Kris Magnuson: Yes that’s correct.
Philip Alling: On the license?
Kris Magnuson: Yes.
Hamish Brewer: Yes on the license line, yes.
Kris Magnuson: Which Phillip is not too far off with their run rate in the last two or three quarters. Manu’s run rate.
Philip Alling: Also just Kris, a modeling question, so it’s still crisp and no change as far as the earlier comments that you’d made as far as no write-down of deferred maintenance?
Kris Magnuson: Right, it will be immaterial, less than half a million dollars; probably less than $300,000.
Philip Alling: Less than $300,000 in the next two quarters?
Kris Magnuson: Yes.
Philip Alling: All right, and then just also on the, as far as NOLs at Manugistics and what impacts we may see in terms of the tax rate for the combined company going forward, anything you can share with us there?

Kris Magnuson: Yes, well it won’t impact the effective rate for GAAP purposes because under the purchase price accounting you actually use whatever cash shield you get from acquired NOL to reduce your goodwill as you go forward. So it will improve our cash flow and we expect to shield about $8.5 million worth of taxable income per annum in perpetuity because the NOL is quite large. So it will have a cash flow benefit and reduce our goodwill but it will not show up in the GAAP earnings.
Philip Alling: Just last two quick questions for me and then I’ll let someone else take over. So what should we be looking for in terms of D&A for modeling as well as the Capex?
Kris Magnuson: Let’s see, I am using, in the second half of ‘06, I’m using about, for depreciation I’m using about $5.5 million. You know, my amortization of intangibles is still very preliminary because we have our appraisal under way so I’m, you know I’m guessing it’s about $11.5 million for the second half of ‘06. And Capex you know, we do have some things to do to get out of existing leases and sell some buildings that we have so we’ll probably spend anywhere from $8 to $10 million in the second half of ‘06 on Capex and then we’ll drop back to our normal you know, area. You know, we usually spend about 2% of EBITDA on Capex.
Philip Alling: Okay, good. Thanks much.
Operator: Your next question is coming from Andrey Glukhov from Brean Murray.
Andrey Glukhov: Yes thanks. Hamish, maybe you can address as far as the low end of your software guidance for the full year, $61 million, what assumptions are you making on the US performance there?
Hamish Brewer: Well the, most of the change that we’ve made has come out of the US so, you know, when I look at the numbers that we were projecting at the end of the first quarter, versus the numbers that we’re projecting now, the most significant part of that change has come out of the US so obviously I think we’re taking a pretty conservative approach to, you know, license revenues coming out of the US for the balance of the year.
Andrey Glukhov: So fair to say you’ve taken the seven figure deals out of forecast? Is that a fair way to look at it?
Hamish Brewer: Well I’m not sure that I would look at it from the perspective of just large deals. It’s a combination of perhaps some large deals, medium size deals and you know it’s all over the board in terms of really just ratcheting back on the expectations on the deals that we’re going to close. I mean we have gone through and evaluated the pipeline deal by deal so this is not just a swag at the total top number. But it’s all sizes of deals; where we feel it’s any risk we’ve kind of been a bit more aggressive on cutting those out.
Andrey Glukhov: Fair enough. And then Kris, on a combined basis, what do you think the pure maintenance margin is going to be for the combined company?
Kris Magnuson: Well it will actually pull JDA’s up a little bit. You know we were operating at you know, about 70% to 72% historically and Manugistics had a slightly higher maintenance gross margin so we’ll probably get north of 75%, somewhere 75% to 78%.
Andrey Glukhov: All right and then the services margin, obviously you guys made some strides there in the first half of the year. Will you have to give up some points since Manu is obviously lower?
Kris Magnuson: You know I’d like to address that on our final earnings call for the quarter when we can, you know, have our full results to report and analyze and talk to you about it.
Andrey Glukhov: One of the things that you guys talked about when you acquired Manu is that you expect the pipeline to I guess recover somewhat because they were hampered by the fact that they were for sale. Are you starting to see, are there any indications that that’s in fact happening?
Kris Magnuson: Well I think everything was at a complete stall for the May quarter. You know I think on a standalone basis Manu came off with a $9.9 million quarter for February and sold $3.5 million worth of software in the May quarter.
Andrey Glukhov: Right.
Kris Magnuson: So, and you know from what we’ve heard most customers like the idea but they want to hear our product road map. So I’ll let Hamish talk about, you know he’s been out talking to customers and tell you how he feels about it.
Hamish Brewer: Yes, I think we’ve had a pretty positive reaction from the customers. We’ve had the opportunity now to discuss this with the JDA customer base at our annual user conference. A couple of weeks ago I was actually at the Manugistics customer steering committee, which is, they operate in North America and also over in Europe and I was at the US one, and I had the opportunity to meet with a lot of the Manu customers. And obviously I was very interested to understand, you know, the perspective of their retail customers but not only their retail customers also their manufacturing customers, how the manufacturing customers felt about Manugistics being acquired by JDA because obviously JDA’s heritage and what they would have known JDA as is primarily a retail software company. And overall, I think the response we got was pretty positive.
     I mean we’ve got some, we’ve some sale cycles that we’re working on already combined with Manugistics, and quite frankly I can say that some of those sale cycles, we probably wouldn’t have been in such a good competitive position if we’d just gone in standalone as just JDA or just Manugistics. So I think we’ve started to see some impact on sales operations as a result of bringing the companies together. The customers seem to certainly get the value proposition of bringing these things together. We’ve got a lot of customers out there today, whether they’re manufacturers, wholesale distributors or retailers who are looking fundamentally at their supply chain, because you know, dealing with, they’re trying to drive earnings growth for themselves and the option of putting prices up to the end consumer is not an option that they want to exercise or maybe can exercise at all, and so they’re looking to find points of efficiencies in their supply chain and the solution offering that we’ve got now by combining JDA with Manu really hits home on the, on pretty much all the key fronts there.
     So I’m pretty optimistic that we will actually see some release of deals and maybe some new deals that Manu wouldn’t have got by themselves. Now, you know, to what extent have we really factored that into our projections going forward with Manugistics? At this stage I would say not very much at all because we don’t know how big that’s going to be. So we’ve taken probably a fairly conservative approach looking at the Manu software line at this stage.
Andrey Glukhov: And then lastly, Kris, just housekeeping, what are you using for share, for the average share count for your full year guidance?
Kris Magnuson: Let’s see, for the full year I’m using an average of 31 million, 31.1 million and for the second half I’m using 32.9 million.
Andrey Glukhov: Okay the Thoma Cressey, the strike there is what, about 14 and change?
Kris Magnuson: Thirteen eight seven five.
Hamish Brewer: Yes, we actually renegotiated that agreement with Thoma Cressey. Originally it was 14 and change as you said, but we changed the ...
Kris Magnuson: Maturity date.

Hamish Brewer: The termination date on that agreement to be from five year down to seven and a quarter years and as part of that renegotiation we reset the price at $13.875.
Andrey Glukhov: Okay, thanks so much.
Operator: Your next question comes from Richard Williams from ICAP.
Richard Williams: Hi, thank you for taking the call. Could you give us some more color on the demand environment and how customers are reacting in terms of IT spend?
Hamish Brewer: Well certainly overall, in terms of IT spend right now we do seem to be in the US, we’re in a kind of strange environment. There seems to be a lot of activity in the market place, a lot of selection processes underway, but not a lot of decisions happening. So it’s kind of a bizarre combination where, you know, I can tell you that our sales force and our pre-sales guys who support the sales force, presenting our solutions and figuring out what the ideal solution is for our perspective customers, I mean they’re working pretty hard and working a large number of opportunities but we’re not getting a lot of closure on those opportunities right now. So it’s kind of a mixed message out there in terms of overall demand.
     You know there’s a lot of information that was published by the various industry analysts that indicated that IT spend in the supply chain area, whether you’re talking about retail or whether you’re talking about manufacturing, is going to increase substantially in 2006. And quite frankly when I look at the results of JDA and of our peer enterprise software companies, I don’t think we’ve seen the impact of that yet. So if that is going to be the case in 2006 and, you know, those results were as the result of surveys they did with companies out there asking what their expectations are, then I think we’ve still to see any real significant impact of that so far.
Richard Williams: Also could you talk a little bit about the duration of the integration and to what degree you’ll be tying the new Manu products into JDA software?
Hamish Brewer: Yes, we do have a fairly extensive road map that we’re developing that will define how JDA and Manugistics’ products are going to be integrated. We’ll actually be publishing the first version of that road map at the end of July to all of our combined customers and obviously we’ll be publishing that to our prospective customers as well. So, you know, by the end of July I think we’ll have a more detailed road map but at a high level I can tell you that our goal is to integrate the solution suites. We do have some small areas of overlap between the JDA products and the Manugistics’ products and our goal is to eliminate that overlap and to integrate the products so that they provide one consistent suite of solutions.
     We are going to provide a standardized user interface across all of our products leveraging JDA’s Windows based Smart Client technology that we’ve developed in conjunction with Microsoft and that will be a standard that we will use across the entire suite of JDA and Manugistics products so that from their user prospective they will have one user experience when they’re dealing with, when they’re dealing with the JDA products based on the new platform as we go forward.
     But all of this is going to take you know, our current best guess is you know, it’s going to take us 18 to 24 months to make substantial inroads into that integration, and I think what’s important to point out is that we’re not going to be dependent on completing that integration in order to start to generate new sales opportunities. The fact is that already there are over 150 companies that have licensed JDA products and Manugistics products and put them together. And in fact we literally just had literally one of our major joint customers, The Limited, here in the US went live with a broad suite of solutions. And so we’ve got cases in point out there today that we can point to where customers are already getting value by using JDA and Manu products side by side, but obviously as we integrate those going forward over the next 18 to 24 months we’ll add even more value to that process. Does that answer your question?
Richard Williams: Very well. Thank you.
Operator: As a reminder if you do have a question please press star, then the number one on your telephone keypad.
     Your next question comes from Brad Reback from CIBC.
Brad Reback: Hi guys, how are you?
Hamish Brewer: Hey Brad, very well. Thanks and you?
Brad Reback: Excellent, thanks. Hamish, to what degree do you think the sales force, the US sales force reorg, earlier in the quarter impacted the ability to close deals?
Hamish Brewer: I don’t think we’ve seen any benefit or any impact to that change yet to be honest with you. I think we made that change at the beginning of the second quarter and as you know, I mean our sales cycles are six to nine months long. I think we are starting to see benefit in our pipeline but it hasn’t translated into business yet.

Brad Reback: How about from the other direction I was really thinking of it. Did it negatively impact you in the quarter?
Hamish Brewer: No, I don’t think so. No, I don’t believe at all. If anything we now have more of our highly seasoned sales executives, sales managers, beating the street and directly focused on closing deals so I think that I feel better about that rather than where we were at this time last quarter.
Brad Reback: Okay, maybe if you could give us some background on the rationale for, well it’s minor, re-cutting the deal with Thoma Cressey.
Hamish Brewer: Yes, sure. Kris, do you want to take that?
Kris Magnuson: When we got into the detailed terms of our bank debt and actually negotiated the specific credit agreement, it became a marketing issue with our bank debt, the fact that the Thoma Cressey had, they had a redemption provision five years out from the date of the close, whereas the bank deal is seven years out and they were in conflict with one another, because obviously the banks want to get paid off first before there’s any distribution to any equity holders. So in exchange for extending the maturity or the contingent redemption term of their stock, we re-cut the prices of that date before...
Brad Reback: Okay. Are there any high level covenants with respect to the bank debt that you might be able to review with us?
Kris Magnuson: Yes there’s only one financial covenant and it’s a total leverage covenant. It’s net debt to EBITDA, both of which are defined terms and I won’t get into all the details of that on this call but the initial requirement is for three times, maximum leverage ratio of three times net debt to EBITDA. And so we’re very comfortable that we’ll be able to remain in compliance throughout the term of the agreement.
Brad Reback: Great, thank you very much.
Operator: As a reminder if you do have a question please press star then the number one on your telephone keypad. There appears to be no more questions at this time. I will now turn the floor over to you Mr. Brewer for any closing remarks.
Hamish Brewer: Okay thanks Aecia. As Kris mentioned, we will have a full and more detailed earnings call later on in the month, and so until then thank you very much for calling in. I look forward to talking with you then. Thanks, bye.
Operator: This concludes today’s JDA Software conference call. You may now disconnect.